Exhibit 10.18

OPTIMIZERX CORPORATION
EXECUTIVE SEVERANCE PLAN

Plan Document/Summary Plan Description

OptimizeRx Corporation (the “Company”) has adopted this OptimizeRx Corporation Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date.

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Section 409A of the Code, as the case may be, shall have no force and effect. This document serves as both the plan document as required under Section 402 of ERISA as well as a summary plan description as required under Section 104(b) of ERISA.

1. Definitions. Capitalized terms used in this Plan shall have the meanings ascribed to such terms in Appendix A.

2. Eligibility.

Except as otherwise provided under the Plan, each Participant is eligible to receive severance pay and severance benefits under the Plan if such Participant:

(a) remains in the employ of the Employer through the date of a Covered Termination, death or Disability;

(b) fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, specific transitional activities, workload and other standards of the Employer,

(c) executes and does not revoke the Release Agreement; and

(d) complies with and, during the term of the Severance Period (and in some instances, for some period following the expiration of the Severance Period in accordance with the terms of the BPA), remains compliant with, all the terms of such BPA.

3. Termination of Employment.

(a) Payments on Covered Termination. If a Participant designated on Appendix B hereto undergoes a Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (e) below, and continued compliance with the BPA during the Severance Period (and in some instances, for some period following the expiration of the Severance Period in accordance with the terms of the BPA), such Participant shall be entitled to the following payments and benefits:

(i) the Target Bonus, which will be payable to the Participant in a lump sum within 60 days following the date of termination, and

(ii) (A) the applicable Cash Severance Amount set forth on Appendix B, payable in substantially equal installments as continuous pay in accordance with the Company’s payroll practices as in effect from time to time over the applicable number of months set forth on Appendix B, commencing on the 60th day following the date of termination, provided that the first such payment shall include all amounts that would have been paid to the Participant in accordance with the Company’s payroll practices if such payments had begun on the date of the Participant’s Covered Termination; and (B) the COBRA Payment, payable in monthly installments during the Subsidized COBRA Period (or apply such amount to the payment of such continuation coverage), commencing on the 60th day following the date of termination, provided that the first such payment shall include all amounts that would have been paid or provided to Participant in accordance with the Company’s payroll practices if such payments had begun on the date of the Participant’s Covered Termination.

(b) Payments on Change in Control Covered Termination. If a Participant undergoes a Change in Control Covered Termination, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (e) below, and continued compliance with the BPA during the Severance Period (and in some instances, for some period following the expiration of the Severance Period in accordance with the terms of the BPA), such Participant shall be entitled to the following payment in addition to the payments and benefits set forth in Section 3(a): a lump-sum cash payment equal to the applicable CIC Covered Termination Payment Amount set forth on Appendix C, payable within 60 days following the later of (A) the date of the Participant’s Change in Control Covered Termination or (B) the closing date of the applicable Change in Control.For the avoidance of doubt, if a Participant’s name is not set forth on Appendix C hereto, such Participant is ineligible to receive any payments under this Section 3(b).

Payments and benefits described under subsections (a) and (b) may be made by the Company or any other member of the Company Group, as determined by the Company in its sole discretion, including, without limitation, the Employer.

(c) Payments on Death or Disability. In the event a Participant’s employment with the Employer is terminated due to such Participant’s death or Disability, in addition to any Accrued Obligations, the Participant (or the Participant’s estate, as applicable) shall receive the Target Bonus, payable in a lump sum within 60 days following the date of termination; provided, however, in the case of the Participant’s termination due to Disability, the Participant must execute, deliver to the Company, and not revoke the Release Agreement, as contemplated in subsection (e) below, and continue to comply with the BPA during the Severance Period (and in some instances, for some period following the expiration of the Severance Period in accordance with the terms of the BPA).

(d) Other Termination Events. If a Participant’s employment is terminated for any reason other than pursuant to a Covered Termination, death or Disability, such Participant shall not be entitled to the Severance Pay or other benefits under the Plan.

(e) Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 3 (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of a Covered Termination. If a Participant fails to execute the Release Agreement in such a timely manner or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to Severance Pay or any other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Covered Termination, but for the condition of executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

(f) Clawback/Forfeiture. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (a) or (b) above (other than the Accrued Obligations) shall be conditioned upon and subject to the Clawback Policy.

4. Treatment of Awards.

Any outstanding Awards granted to the Participant under (i) the Stock Plan shall vest in accordance with the terms of the Stock Plan and the applicable award agreement, or (ii) the Company’s 2013 Equity Incentive Plan, as amended, shall vest in accordance with the terms of the 2013 Equity Incentive Plan, as amended, and the applicable award agreement.

5. Additional Terms.

(a) Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings. Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under the Plan.

(b) Set-Off; Mitigation. The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its Affiliates. The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.

(c) Specified Employees. Notwithstanding anything herein to the contrary, if (i) at the time of a Participant’s Covered Termination, such Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Covered Termination (or the earliest date that is permitted under Section 409A of the Code), and (ii) any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 5(c); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.

6. Termination or Amendment of the Plan.

The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant that has undergone a Covered Termination prior to the effective date of any such amendment, termination or discontinuance; provided further, that following (x) the date the Company has entered into an agreement the consummation of which would result in a Change in Control (until such time as the Change in Control occurs or such agreement is terminated) or (y) a Change in Control, the Plan may not be amended, terminated or discontinued in whole or in part, at any time prior to the second anniversary of the date of such Change in Control without the written consent of each affected Participant.

7. Limitation of Certain Payments.

Except as otherwise provided in an individual employment agreement, in the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such “parachute payments” (as defined under Section 280G of the Code) is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code). Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 7 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse.

8. Miscellaneous.

(a) No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company Group to terminate his or her employment, with or without Cause.

(b) Plan Not Funded. Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person. To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

(c) Non-Transferability of Benefits and Interests. All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 9(c) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

(d) Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board, or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons.

(e) Indemnification. Neither the Board nor the Committee, nor any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with the Plan (or any payment made under the Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.

(f) Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law. For purposes of the application of Section 409A of the Code, each payment in a series of payments under this Plan will be deemed a separate payment.

(g) No Duplication; Treatment of Other Severance Arrangements. In no event shall any Participant receive the severance benefits provided for herein in addition to severance benefits provided for under any Other Severance Arrangement; provided, that if such Participant is covered by any Other Severance Arrangement, such Participant shall only be entitled to receive the greater of (x) the payments and benefits set forth in this Plan and (y) the payments and benefits set forth in, and subject to the terms, conditions and restrictions of, the Other Severance Arrangement.

(h) Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Nevada.

(i) Notice. Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to the Participant at his or her most recent address on file with the Company.

OptimizeRx Corporation

400 Water Street, Suite. 200

Rochester, MI 48307

c/o General Counsel

(j) Captions. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k) Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Appendix A

Definitions

1. Definitions.

(a) “Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a Covered Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a termination of employment, including rights with respect to Company equity.

(b) “Affiliate” means any entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(c) “Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of such Participant’s Covered Termination, if any.

(d) “Anticipatory Termination” means a Covered Termination occurring within the three months prior to the occurrence of a Change in Control; provided, that it is reasonably demonstrated that such termination (A) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control (and such transaction is actually consummated) or (B) otherwise arose in connection with or in anticipation of the Change in Control (and such transaction is actually consummated).

(e) “Asset Sale” means a Change in Control resulting from the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(f) “Award” has the meaning set forth in the Stock Plan.

(g) “Base Salary” means the Participant’s then current annual base salary rate immediately prior to his or her Covered Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder).

(h) “Board” means the Board of Directors of the Company.

(i) “Business Protection Agreement” or “BPA” shall mean the Business Protection Agreement executed by Participant, as may be updated or amended from time to time to reflect changes in law and/or differences in applicable state law. BPA shall mean the agreement substantially in the form attached hereto as Exhibit A, as may be updated or amended from time to time to reflect changes in law and/or differences in applicable state law.

(j) “Cash Severance Amount” means, with respect to any Participant, the “Cash Severance Amount,” as set forth on Appendix B, as attached hereto, as applicable.

(k) “Cause” means the occurrence of any of the following as determined by the Committee:

(i) the Participant’s conviction of, or plea of guilty or nolo contendere to, (1) a felony under federal law or the law of the state in which such action occurred or (2) any other crime involving moral turpitude;

(ii) the Participant’s willful and continued failure to perform the Participant’s employment duties (other than any such failure resulting from the Participant’s incapacity due to a Disability); provided, however, that the Company shall have provided the Participant with written notice that such actions are occurring and, where practical, the Participant has been afforded at least 15 days to cure same;

(iii) the Participant’s willfully engaging in misconduct in the performance of the Participant’s duties for the Employer (including, but not limited to, theft, fraud, embezzlement and securities law violations, a violation of the Company’s “Code of Ethics and Business Conduct” or other written policies, or a material breach of the Business Protection Agreement or any other restrictive covenants to which the Participant is subject) that is materially injurious to the Company, or, in the good faith determination of the Committee, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 1(j), no act, or failure to act, on the part of the Participant shall be considered “willful,” unless done, or omitted to be done, by the Participant in bad faith and without a reasonable belief that the Participant’s action or omission was in, or not opposed to, the best interests of the Company (including reputationally). Prior to any termination for Cause, the Participant will be given five business days written notice specifying the alleged Cause event. After providing the notice in foregoing sentence, the Board or the Chief Executive Officer of the Company may suspend the Participant with full pay and benefits until a final determination has been made.

(l) “Change in Control” has the meaning set forth in the Stock Plan.

(m) “Change in Control Covered Termination” means a (i) a Covered Termination occurring during the two-year period commencing on the date of a Change in Control or (ii) an Anticipatory Termination.

(n) “CIC Covered Termination Payment Amount” means, with respect to any Participant, the “CIC Covered Termination Payment Amount,” as set forth on Appendix C, as attached hereto, as applicable.(o) “Clawback Policy” means any clawback, forfeiture or other similar policy adopted by the Board or the Committee from time to time.

(o) “COBRA Payment” means, provided the Participant validly elects continuation coverage under COBRA or similar state law for the Participant, his spouse and/or dependents, an amount equal to the monthly COBRA premium for continued health insurance coverage payable in monthly installments over the number of months in the Subsidized COBRA Period set forth on Appendix B, as attached hereto, as applicable.

(p) “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(q) “Committee” means the Compensation Committee of the Board.

(r) “Covered Termination” means a Participant’s termination of employment with the Employer by the Employer without Cause or by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if such Participant’s employment with the Employer is terminated:

(i) solely by reason of a transfer to the employ of another member of the Company Group;

(ii) upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified; or

(iii) in connection with an Asset Sale if either (A) in connection with such Asset Sale such Participant was offered employment with the purchaser or an Affiliate thereof in an Asset Sale (I) within a 25-mile radius of such Participant’s current work site for a comparable position and (II) with the same or greater Base Salary, and with comparable annual bonus and equity compensation opportunity, and the Participant fails to accept such employment offer, or (B) notwithstanding the comparable terms and conditions of employment being available within a 25-mile radius, such Participant voluntarily elected not to participate in the selection process for employment with the purchaser or an Affiliate thereof in an Asset Sale.

(s) “Disability” means a Participant’s substantial inability to perform Participant’s duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of 90 consecutive days or 180 non-consecutive days in any 12 months period.

(t) “Effective Date” means March 8, 2023.

(u) “Eligible Employee” means each non-union, salaried, full-time employee of the Company Group. Eligible Employees shall, in no event, include: (i) independent contractors, (ii) temporary employees, (iii) individuals treated other than as employees for federal income and employment tax purposes at the time such individual performs services, (iv) employees who are regularly scheduled to work less than 20 hours per week, and (v) individuals who the Company designates as “non-benefits eligible.”

(v) “Employer” means, with respect to any Participant, the member of the Company Group by which such Participant is employed.

(w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(y) “Good Reason” means the occurrence of any of the following events without the Participant’s consent:

(i) a material diminution in the Participant’s title, authorities, duties or responsibilities;

(ii) any reduction in the Participant’s Base Salary, other than a reduction of not more than 15% implemented in connection with an across-the-board reduction affecting all similarly-situated executive employees of the Company;

(iii) the assignment to the Participant of duties or responsibilities which are materially inconsistent with any of the Participant’s duties and responsibilities;

(iv) the failure of any purchaser (or an Affiliate thereof) in an Asset Sale by agreement in writing, to expressly, absolutely and unconditionally assume and agree to perform the Plan, in the same manner and to the same extent that the Company would be required to perform the Plan if no such Asset Sale had taken place; or

(v) upon or within twenty-four (24) months following a Change in Control, (A) a reduction in the Participant’s Base Salary in effect immediately prior to the Change in Control or (B) a material reduction in the sum of (1) the Participant’s Target Bonus for the last completed fiscal year immediately prior to the Change in Control plus (2) the grant date fair value of equity or equity-based awards granted to the Participant under the Stock Plan for the last completed fiscal year immediately prior to the Change in Control;

provided, that any of the events described in clauses (i) – (iii) and (v) above shall constitute Good Reason only if the Participant provides the Company (or applicable employer following a Change in Control) with written objection to the event or condition within 90 days following the occurrence thereof, the Company (or applicable employer following a Change in Control) does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns employment within 30 days following the expiration of that cure period.

(z) “Other Severance Arrangements” means any plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company or any of its Affiliates and/or entered into by any representative of the Company or any of its Affiliates that might otherwise provide severance benefits upon a Covered Termination.

(aa) “Participant” means an Eligible Employee who is designated as a Participant by the Committee, subject to the requirements of Section 2. For purposes hereof, the Committee shall be permitted to (i) designate groups of Eligible Employees by category, job title or other classification it deems appropriate as Participants without the need to identify any individual Participant by name, provided that the Committee may determine in its sole discretion that any one or more Eligible Employees within a designated group shall not be a Participant in the Plan and (ii) delegate to Company management the authority to determine whether specific individuals qualify as Participants within the parameters set forth by the Committee.

(bb) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(cc) “Release Agreement” means a release and/or waiver of claims in the form customarily provided by the Company Group to terminated employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits, and (ii) release the Company and its Affiliates (including the Employer and its Affiliates) and other Persons designated by the Company from any and all claims and liabilities, whether known or unknown, or suspected or unsuspected, from the beginning of time until Participant’s execution of the Release Agreement, including without limitation, those arising from his or her employment or termination thereof (other than with respect to the Participant’s rights under the Plan).

(dd) “Severance Pay” means the Cash Severance Amount set forth on Appendix B for each Participant, payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time over the applicable number of months set forth on Appendix B.

(ee) “Severance Period” means the number of months set forth on Appendix B indicating the time the Cash Severance Amount will be paid to each Participant for a Covered Termination.

(ff) “Stock Plan” means the OptimizeRx Corporation 2021 Equity Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its Affiliates).

(gg) “Subsidized COBRA Period” means, with respect to any Participant, the period set forth on Appendix B, as attached hereto, as applicable.

(hh) “Target Bonus” means the Participant’s target annual bonus under the Annual Bonus Program.

Appendix B

Severance Payments on Covered Termination

Participant	Subsidized COBRA Period	Cash Severance Amount
Edward Stelmakh

From the date of the Covered Termination until the earliest of (x) 12 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

1.0 times the Participant’s Base Salary, paid in installments over 12 months

Stephen L. Silvestro

From the date of the Covered Termination until the earliest of (x) 12 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

1.0 times the Participant’s Base Salary, paid in installments over 12 months

Marion Odence-Ford

From the date of the Covered Termination until the earliest of (x) 12 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

1.0 times the Participant’s Base Salary, paid in installments over 12 months

Todd Inman

From the date of the Covered Termination until the earliest of (x) 6 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

0.5 times the Participant’s Base Salary, paid in installments over 6 months

Douglas Besch

From the date of the Covered Termination until the earliest of (x) 6 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

0.5 times the Participant’s Base Salary, paid in installments over 6 months

Andy D’Silva

From the date of the Covered Termination until the earliest of (x) 6 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

0.5 times the Participant’s Base Salary, paid in installments over 6 months

Appendix C

Payments on Change in Control Covered Termination

Participant	CIC Covered Termination Payment Amount
Edward Stelmakh	2.0 times the Participant’s Base Salary
Stephen L. Silvestro	2.0 times the Participant’s Base Salary
Marion Odence-Ford	2.0 times the Participant’s Base Salary
Todd Inman	1.0 times the Participant’s Base Salary
Douglas Besch	1.0 times the Participant’s Base Salary
Andy D’Silva	1.0 times the Participant’s Base Salary

Exhibit A

OPTIMIZERX CORPORATION

BUSINESS PROTECTION AGREEMENT

In consideration of my employment with OptimizeRx Corporation, a Nevada corporation with its principal place of business in Rochester, Michigan, (the “Company”), and in recognition that (i) as an employee of the Company I will have access to Confidential Information (defined in Section 9 below), customers and corporate opportunities of Company, and (ii) if I become employed or affiliated with a Competing Organization (defined in Section 9 below), Company will be at risk, I agree with Company as follows:

1. Confidential Information.

a. No Unauthorized Disclosure or Use. While employed by Company and thereafter, I shall not, directly or indirectly, use or disclose to anyone outside of Company any Confidential Information other than pursuant to my employment by and for the benefit of Company.

b. Ownership of Confidential Information. I agree that all originals and all copies of manuscripts, letters, notes, notebooks, reports, models, computer files and other materials containing, representing, evidencing, recording, or constituting any Confidential Information (created by myself or others) shall be the sole property of Company or the property of third parties who lawfully disclosed the Confidential Information under obligations of confidentiality.

c. Third Party Confidential Information. I understand that Company from time to time has in its possession information which is claimed by others to be proprietary or confidential and which Company has agreed or is under an obligation to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.

2. Developments.

a. Ownership. I agree that all Developments (defined in Section 9 below) created during the period of my employment with Company (whether or not made on Company’s premises, during work hours or disclosed by me to Company), together with all products or services which embody these Developments, shall be the sole property of Company.

b. Assignment and Cooperation. I agree, for all Developments created during the period of my employment with Company or during the six month period following termination of my employment with Company, (i) to make and maintain adequate and current written records of all Developments, and to disclose all Developments promptly, fully and in writing to Company immediately upon development of the same and at any time upon request, (ii) that I hereby assign and will assign to Company all my right, title and interest in and to all Developments and to anything tangible which evidences, incorporates, constitutes, represents or records any Developments, (iii) to cooperate and assist Company in obtaining and maintaining any governmental protection it may seek for Developments, and to execute all documents that may be required therefor, and (iv) if any Developments constitute works made for hire under the laws of the United States, they shall be exclusive property of the Company, and should any Developments be held by a court of competent jurisdiction not to be a ‘work made for hire’, I hereby and will assign to Company all copyrights, patents and other proprietary rights I may have in any Developments, together with rights to file for and own wholly without restriction United States and foreign copyrights, patents, and trademarks with respect thereto. In the event the Company is unable to secure my signature on any application for patent, copyright or other analogous protection relating to any Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive my death or incapacity), to act for and in my behalf and stead to execute and file any application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other analogous protections with the same legal force and effect as if executed by me.

c. Prior Developments. I agree that the foregoing assignment covers all results, outputs and products of my work for Company prior to the date hereof (whether as an employee or as a consultant), and that all related copyrights, patents and other intellectual property rights, and that all such results, output and products are Developments and the sole property of Company.

3. Exceptions to this Agreement. I understand that Company does not desire to acquire from me any trade secrets or confidential business information that I may have acquired from others. I have informed Company, in the space below, of any (i) continuing obligations that I may have to any previous employers which require me not to disclose information to Company or compete with any such previous employers; and (ii) confidential information or developments which I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement. I understand that after execution of this Agreement I shall have no right to exclude confidential information or developments from this Agreement.

(If there are none, please enter the word “None”; attach additional pages as necessary)

Note: For obligations not to disclose information to Company or compete with any such previous employers, give the date of each obligation, identify the parties owed each obligation and the nature of any restriction. Please attach any such agreement(s) to this Agreement.

4. Employee’s Obligation to Cooperate. At any time upon the request of Company, I shall execute all documents and perform all acts which Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

5. Return of Property. At any time upon the request of Company, and in any event upon cessation of employment, I shall return promptly to Company all Company property, including all Confidential Information and Developments and any copies thereof.

6. Employment At-Will. Nothing in this Agreement shall require that Company employ me for any period of time. I understand that I am an employee-at-will and that my employment relationship with Company may be terminated by Company or me at any time for any reason, with or without prior notice. I further understand that the employment-at-will relationship between me and Company cannot be modified by oral or written statements from supervisors, managers or others at Company; the at-will nature of my employment with Company can only be modified by a written agreement signed by the CEO of Company.

7. Restrictive Covenants.

a. I acknowledge and agree that Company has invested substantial time, money and resources in the development of its Confidential Information and the development and retention of its customers, clients, collaborators, and employees. I further acknowledge that during the course of my employment, I may be introduced to customers, clients, and collaborators of Company, and agree that any “goodwill” associated with any customer, client, or collaborator belongs exclusively to Company. In recognition of the foregoing, I specifically acknowledge and agree that while I am employed by Company and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntary) I will not directly or indirectly in any position or capacity engage in the following activities for myself or for any other person, business, corporation, partnership or other entity:

(i) call upon, solicit, divert, or accept, or attempt to solicit or divert any of Company’s business or prospective business from any of Company’s customers, clients, or collaborators, or prospective customers, clients, or collaborators with whom I had contact or whose dealings with Company I coordinated or supervised or about whom I obtained Confidential Information, unless I obtain prior written consent of Company;

(ii) refer, request, solicit, induce, hire (or attempt or assist in doing any of these actions) any employee or other persons (including consultants) who may have performed work or services for Company within one (1) year prior to the termination of my employment with Company to perform work or services for any person or entity other than Company; or

(iii) become employed by, associated with or render services to any Competing Organization in connection with any Competing Product anywhere in the world where Company does business or is planning to do business. I understand and agree that this covenant not to compete is reasonable in that I can continue my chosen profession when I leave the employment of Company so long as I do not work for companies that are Competing Organizations in connection with Competing Products and so long as I do not disclose confidential, proprietary and trade secret information of Company. I understand and agree that it does not impose an unnecessary restraint because of the nature of the confidential, proprietary and trade secret information of Company related to the Competing Products which mandates protection in the geographical areas described above. I also understand and agree that the covenant is necessary to protect the goodwill and confidential, proprietary and trade secret information of Company.

I ACKNOWLEDGE THAT THESE RESTRICTIONS SHALL APPLY AND BE BINDING REGARDLESS OF CHANGES IN MY POSITION, DUTIES, GEOGRAPHIC LOCATION, RESPONSIBILITIES OR COMPENSATION DURING MY EMPLOYMENT.

b. Confirmation of Post-Employment Status. I agree to inform Company, for a period of one year following the termination of my employment, of every place of employment and every affiliation I have in a company or business enterprise, directly or indirectly, as an employee, owner, manager, stockholder, consultant, director, officer, or partner. If I fail to so inform Company, and I have violated the obligations set forth in this Section 7, the one-year period shall run from the date that Company first learned of my activity.

c. Small Ownership Exemption. The provisions of this Section 7 shall not apply to ownership of less than one percent (1%) of the stock of any publicly traded corporation.

8. Corporate Compliance. I agree that I will abide by all policies and procedures that Company may have in effect from time to time, including without limitation, the Code of Conduct, Acceptable Use Policy, or any other corporate compliance programs or polices. I further acknowledge that failure to abide by policies and procedures may result in discipline, including immediate termination of my employment. Nothing herein limits my at-will employment with Company, pursuant to paragraph six (6) above.

9. Definitions. The following terms, as used in this Agreement, shall have the meanings set forth below:

a. “Competing Organization” shall mean persons, organizations, or any other entity, including myself, engaged in, or considering to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

b. “Competing Product” shall mean products, processes, or services of any person, organization, or entity other than Company, in existence or under development, which are substantially similar, may be substituted for, or applied to substantially similar end use of the products, processes or services with which I worked on in any capacity, including a sales or marketing capacity, at any time during my employment with Company or about which I acquired Confidential Information through my work with Company.

c. “Confidential Information” shall mean all trade secrets, proprietary information, and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of Company (including myself) or received by Company from an outside source, which is in the possession of Company (whether or not the property of Company) and which is maintained in confidence by Company, including, but not limited to: (i) technical and business information; (ii) information relating to the design, manufacture, application, know-how, research and development of Company’s products and services including Developments; (iii) sources of supply and material; (iv) operating and other cost data; (v) information relating to present, past or prospective customers, customer relationships, customer proposals, price lists and data relating to pricing of products or services; (vi) patient medical records and all other information relating to patients; and (vii) any other information not generally known in the industry, including specifically, all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of Company whether or nor legended or otherwise identified by Company as “Confidential Information.” Notwithstanding the foregoing, the term Confidential Information shall not apply to information which senior management of Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

d. “Developments” shall mean all Confidential Information and all other discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements, or parts thereof (including, without limitation, all computer programs, algorithms, subroutines, source codes, object codes, designs, and improvements), conceived, developed, or otherwise made by me, alone or jointly with others and in any way relating to the Corporation's present or proposed services, programs or products or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice.

e. “Company” includes OptimizeRx and all other companies or entities currently or which in the future are related or affiliated with OptimizeRx.

10. Miscellaneous Provisions.

a. Entire Agreement and Amendment. This Agreement contains the entire and only agreement between Company and me respecting the subject matter hereof, and it supersedes all prior agreements and representations with regard to the subject matter hereof; provided however, to the extent I have a prior written agreement with Company regarding confidentiality, noncompetition, nonsolicitation, and/or developments, that agreement shall remain in full force and effect, as applicable. In the event of any inconsistency between this Agreement and any other contract between Company and me, the provisions of this Agreement shall prevail (unless such other contract expressly supersedes this Agreement). No modification of this Agreement shall be binding upon me or Company unless made in writing and signed by an authorized officer of Company.

b. Survival and Waivers. This Agreement will remain in effect if I am transferred, promoted, or reassigned to work on functions other than my present functions anywhere within Company. My obligations under this Agreement shall survive the termination of my employment with Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with Company. This Agreement shall inure to the benefit of, and be binding upon, Company and me and our respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by Company for no additional consideration and without my consent to any successor entity in the event of a merger, acquisition, change of control, or sale of all or a part of the business or assets of Company. I acknowledge that the term “Company,” as used in this Agreement, shall also mean any such successor entity as the context requires. Failure by Company to insist upon strict compliance with any term of this Agreement shall not be deemed a waiver of that or any other right.

c. Interpretation. In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable and all other provisions hereof shall remain in full force and effect.

d. Equitable Relief. I acknowledge and agree that (i) the provisions set forth in this Agreement are necessary and reasonable to protect Company’s Confidential Information and goodwill; (ii) the specific time, geography and scope provisions set forth in Section 7 are reasonable and necessary to protect Company’s business interests; and (iii) in the event of my breach of any of the agreements set forth in this Agreement, Company would suffer substantial irreparable harm and that Company would not have an adequate remedy at law for such breach. In recognition of the foregoing, I agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as Company may have at law, without posting any bond or security, Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.

e. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the state of Michigan without regard to its principles of conflicts of laws, and shall be deemed to be effective as of the first day of my employment by Company. I further agree that I shall be subject to the jurisdiction of the courts of the state of Michigan in any action brought by Company in connection with any of the provisions of this Agreement. Both parties further acknowledge that venue shall lie in Michigan, unless another venue is designated by Company, and that material witnesses and documents are located in Michigan. Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE HAD ADEQUATE OPPORTUNITY TO REVIEW THESE TERMS AND CONDITIONS AND TO REFLECT UPON AND CONSIDER THE TERMS AND CONDITIONS OF THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT I FULLY UNDERSTAND ITS TERMS AND THAT I VOLUNTARILY EXECUTED THIS AGREEMENT.

EMPLOYEE:

Date:	By:
Print Name:

ACCEPTED:

OPTIMIZERx CORPORATION

Date:	By:
Name:
Its: